Gryphon Gold Conference call re: Nevada Eagle Resources LLC
Thursday July 12, 2007 - 10:00am Pacific Time

July 10, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): Gryphon Gold will hold a conference call on July 12, 2007 at 10:00am Pacific time to discuss the recent acquisition of Nevada Eagle Resources LLC ("Nevada Eagle"), a privately held Nevada corporation.

To participate in the live conference call please use the following dial in phone numbers:
416-406-6419 / 888-575-8232.

A replay of the call will be available for 2 weeks at the following numbers:
416-695-5800 / 1-800-408-3053, Passcode: 3328632#

Seven days after the call a recording will be available on the Gryphon Gold website: www.gryphongold.com

Summary of recently announced transaction:

Nevada Eagle owns interests in 54 highly prospective gold properties covering over 70 square miles in some of the most desirable gold trends in Nevada. Twenty-four of the new properties are in the Walker Lane and are expected to add to Gryphon’s volcanic hosted gold resources. Seven of the properties are in the Cortez trend; seven in the Austin-Lovelock, two in the Carlin trend and the balance are unique situations throughout Nevada with a few in contiguous states.

Several of the properties, such as the Golden Arrow, Monte Cristo, Regent, Red Rock and Rosebud have had recommended work programs completed on them which will form the basis of future CIM compliant NI 43-101 technical reports. The principal properties have cumulative historical1 gold mineralization aggregating in excess of 900,000 ounces based on reports prepared by previous operators. Twenty-six of the properties are ‘farmed-out’ through lease and option agreements that generate a positive cash flow net of carryings costs for the entire suite of properties. Upon closing Nevada Eagle will become a wholly owned subsidiary of Gryphon Gold Corporation.

"The addition of these properties to our premier asset, the 1.8 million ounce2 Borealis gold resource, together with our excellent team of geologists, will transform Gryphon Gold from a single property exploration company to one of the top diversified exploration companies in Nevada under favorable terms", says Gryphon Gold CEO Tony Ker. "On closing, Jerry Baughman, the principal shareholder of Nevada Eagle, will join the Gryphon Gold management team as Vice President of Corporate Development. Jerry is a well-known and respected Nevada geologist who has demonstrated his skill at acquiring quality prospects in a timely and cost effective manner. The Nevada Eagle properties represent significant additional growth potential and will enable Gryphon Gold to fully utilize the strengths of its highly regarded exploration team. We anticipate making further accretive acquisitions to add to our current platform in Nevada."

Under the purchase agreement, Gryphon Gold has agreed to pay Nevada Eagle equity holders US$12.0 million by making a US $2.5 million cash payment at Closing, issuing 4.5 million restricted shares of Gryphon Gold common stock and issuing a US $5.0 million convertible note due March 30, 2010, convertible into common shares of Gryphon Gold at US$1.00 during the first 12 months, US$1.25 during the next 12 months; US$1.50 thereafter and US$1.75 if converted on March 30, 2010. Gryphon has granted the Nevada Eagle equity holders registration rights. The closing of this transaction is scheduled for September 15, 2007, and is subject to customary closing conditions, including regulatory approval. Westwind Partners Inc. acted as financial advisor to Gryphon Gold in connection with the Nevada Eagle acquisition.

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1 The historical estimates are based on internal reports prepared by prior owners. As such they have not been prepared in accordance with NI 43 101 thus their reliability has not been verified. The estimates did not use resource or reserve categories accepted by the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM").

2 CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource

This acquisition should add significantly to Gryphon Gold’s highly prospective gold resources in the politically favorable environment and prolific gold bearing trends of Nevada. The acquisition is expected to provide Gryphon Gold shareholders with immediate diversification to our premier 1.8 million2 ounce Borealis gold resource, which, with its significant resource expansion potential, will continue to be the focus of Gryphon’s immediate exploration efforts. At present the Company has 47.4 million shares outstanding with a cash balance of approximately US $5.0 million as at June 30, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the acquisition of Nevada Eagle Resources LLC, the significance of the Nevada Eagle properties; the Nevada Eagle prospects, including resource estimates, projections, exploration and value; our planned exploration and drilling programs; our expectations with respect to future property acquisition, diversification of our property base and Mr. Baughman’s addition to the Gryphon Gold management team; the availability of future financing for exploration and other plans, projections, estimates and expectations. There can be no assurance that our acquisition of Nevada Eagle will close as anticipated or that we will successfully integrate the Nevada Eagle properties into our portfolio or operations. We cannot assure you that our diversification strategy will be successful or result in any material appreciation in the value of our securities. In addition, such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.